UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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YAHOO! INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
STARBOARD LEADERS FOXTROT LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRIDGET L. BAKER
TOR R. BRAHAM
BRAD W. BUSS
W. LANCE CONN
DALE L. FULLER
EDDY W. HARTENSTEIN
RICHARD S. HILL
DEBRA A. JANSSEN

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of shareholders of Yahoo! Inc.

On March 24, 2016, Starboard issued the following press release:

STARBOARD TO NOMINATE NINE HIGHLY QUALIFIED DIRECTOR
CANDIDATES FOR ELECTION TO YAHOO'S BOARD OF DIRECTORS AT THE
2016 ANNUAL MEETING

Delivers Open Letter to Shareholders

NEW YORK, NY March 24, 2016 /PRNewswire/ -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Yahoo! Inc. (NASDAQ: YHOO) with an ownership interest in approximately 1.7% of Yahoo's outstanding shares, representing an investment of approximately $570 million, today announced that it is nominating a slate of nine highly qualified candidates for election to Yahoo's Board of Directors at the 2016 Annual Meeting.

Starboard also announced today that it has delivered the following open letter to Yahoo shareholders, which includes the names and detailed biographies of each of Starboard's nominees towards the end:

A LETTER TO THE SHAREHOLDERS OF YAHOO! INC.

Yahoo's Current Board has Failed to Deliver Results for Shareholders

Significant Board Change is Desperately Needed to Hold Management Accountable and Properly Oversee any Operational Turnaround Plan, Separation, or Sale of Assets

The Board Refuses to Embrace the Need for Significant Changes at Yahoo

Starboard is Therefore Nominating a Slate of Nine Highly Reputable and Extremely Qualified Directors for Election at Yahoo's 2016 Annual Meeting

March 24, 2016

Dear Fellow Shareholders,

Starboard Value LP, together with its affiliates ("Starboard"), currently has an ownership interest in approximately 1.7% of the outstanding shares of Yahoo! Inc. ("Yahoo" or the "Company"), representing an investment of approximately $570 million and making us one of the Company's largest shareholders.

Starboard Value is an investment management firm with a long and successful track record of investing in underperforming companies and then driving changes that result in significant value creation.

We believe that Yahoo is deeply undervalued and opportunities exist within the control of management and the Board of Directors (the "Board") to unlock significant value for the benefit of all shareholders.  Unfortunately, as we have outlined in previous letters, we have been extremely disappointed with Yahoo's dismal financial performance, poor management execution, egregious compensation and hiring practices, and general lack of accountability and oversight by the Board.  We believe the Board clearly lacks the leadership, objectivity, and perspective needed to make decisions that are in the best interests of shareholders.

To that end, we will be delivering to Yahoo today a formal nomination notice of our intention to seek the election of nine highly qualified director nominees at the 2016 Annual Meeting.  These nominees have been carefully vetted and selected following a several-month long process that included the evaluation of over 100 qualified potential candidates.  As described in detail later in this letter, this group of individuals, collectively, has an extremely impressive and diverse set of skills spanning finance, operations, industry knowledge, mergers and acquisitions expertise, board governance and oversight, as well as decades of experience serving on well-performing public company boards.  Importantly, this group of nominees, if elected, is prepared to serve the shareholders of Yahoo and ensure that the interests of all shareholders are of paramount importance.

It is unfortunate that this action is necessary.  As you know from reading our prior letters, we have been attempting to work with Yahoo for the past 18 months.  Over this time frame, we have repeatedly requested an opportunity to work with the Company, including offers to join the Board and work constructively with the current directors.  At every step of the way, management and the Board have pushed us away.

The management team and Board of Yahoo have repeatedly failed shareholders.  Time and again, operating results have been decidedly negative and materially worse than management's guidance and external expectations.  In fact, even after management publicly stated that EBITDA had troughed in the third quarter of 2014 and would grow going forward, EBITDA actually fell 47% year-over-year1.  This atrocious performance is even more appalling when you consider the billions of dollars spent in recent years on what has proven to be wasteful acquisitions and research and development expenditures.  As an example, Yahoo has spent over $2.3 billion on acquisitions since 2012 and has already written down $1.2 billion relating to those acquisitions2.  Looking beyond the operating results, Yahoo has failed in many other respects, including abysmal pay-for-performance, significant conflicts of interest, and egregious hiring and governance practices.

1 Source: Starboard Value estimates. Core Business Adjusted EBITDA has decreased from $186 million in Q3 2014 to $99 million in Q3 2015.
2 Source: Company filings.

Yet now, the same management team and Board that has failed shareholders for years wants shareholders to entrust them with one of the most crucial decisions yet to be made – the outcome of the strategic review process for the core Search and Display advertising businesses (the "Core Business") and the eventual fate of Yahoo's minority equity interests in Alibaba and Yahoo Japan.  These are highly complex issues with many potential options, some of which will likely involve serious conflicts of interest for management and certain Board members.  We have offered repeatedly to provide additional bandwidth and capability on the Board, while also providing shareholders with increased confidence in the independence of the Board's deliberations and the integrity of the process.  We believe this is crucial not only to reach the appropriate conclusion, but also to ensure that potential buyers believe the Board will take their interest seriously and impartially.  Thus far, all of our offers have been rebuffed.

There are good reasons for shareholders to be highly concerned about the current strategic review process.  Despite what appears to be strong interest from large strategic and financial buyers, as referenced in the media, nearly two months have gone by since Yahoo officially publicly announced its intention to pursue strategic alternatives for the Core Business, and it seems little progress has been made.

"Bidders are uneasy over what was described as an uncharacteristically long document, three to four times longer than usual, without inclusion of private financial information. 'Yahoo's asking for restrictions without offering information,' said a sector banker. 'An NDA is a two-way promise. The buyer agrees not to talk, and the seller agrees to disclose private information.' However in this case according to the banker, 'There's no quid pro quo' for Yahoo bidders."

     -      CTFN, March 17, 2016

As referenced in the quote above, Yahoo is only now beginning to engage with prospective bidders on NDAs and appears to be demanding onerous and off-market terms.  Further, it has been well-reported that Verizon, normally a conservative company, has utilized every public appearance to state its interest in Yahoo's Core Business.  Yet, as recently as March 9th, Verizon representatives stated that they have not actually received any information from Yahoo with which to consider a bid.

"…So there has been no discussions at all… And look, what I have said in – what Lowell has said, is it's interesting.  But…until we get under the hood and really see what's there, there's really nothing to talk about at this point.  So, we'll have – we'll let the process flow and when the process is announced and there's a due diligence room, we'll take a look and then we'll decide what we need to do…"

    - Francis Shammo (CFO of Verizon, Deutsche Bank Media, Internet, and Telecom Conference, March 8, 2016)

These issues should be troubling to shareholders, and also cast doubts for prospective buyers of the Core Business as to whether the process is genuine and whether they should commit the time and resources to evaluating a bid and making a proposal.  This is why we believe it is critical to elect a new Board that would provide much-needed credibility to a process that has been publicly criticized repeatedly for being too slow, fraught with conflicts of interest, and very difficult for highly qualified and motivated strategic and financial buyers to access much needed diligence information.

Given that the strategic review process is underway and the 2016 Annual Meeting will not take place until late June, we were hopeful that we could reach a mutually agreeable resolution with Yahoo that would allow us to get involved sooner to ensure a good outcome for all Yahoo shareholders.  We remain open to continuing those discussions with Yahoo.

We believe our continued involvement is crucial to ensure a full and fair sale process and to put the best possible Board in place in the event a transaction for the Core Business is not achieved in the near-term.  We cannot envision a scenario where the shareholders of Yahoo would entrust the current management team and Board with executing a standalone turnaround plan given the years of failed attempts under the current leadership.

We are confident that you will find the team of professionals we are nominating to be incredibly well-qualified to serve as directors of Yahoo.  We have provided detailed biographies of each of our nominees below.  Over the coming weeks and months, we intend to share our detailed views on Yahoo and look forward to engaging with you as we approach the 2016 Annual Meeting.

Biographies of Starboard's Nominees (in alphabetical order):

Bridget L. Baker
•	Ms. Baker was NBCUniversal's first President of TV Networks Distribution and oversaw the company's multi-billion dollar subscription revenue business from 2006 to 2012.
•
Previously, Ms. Baker spent 15 years at NBCUniversal in roles of increasing responsibility and revenue oversight, innovating and executing on distribution strategies that helped build one of the nation's largest and most highly rated content portfolios.

•
Ms. Baker currently serves as a director of General Communication, Inc., a diversified communications provider and Alaska's largest telecommunications company, where she serves on the Nominating and Governance Committee.

•
Ms. Baker’s expertise negotiating hundreds of complex content agreements and extensive background as a senior executive growing and distributing multi-platform content began when she joined the financial news network, CNBC, at its inception.

Tor R. Braham
•	Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities from 2004 until 2012.
•
Prior to joining Deutsche Bank, Mr. Braham served as Managing Director and Co-Head, West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston and was a Partner at Wilson Sonsini Goodrich & Rosati focusing on corporate law and mergers and acquisitions in the technology space.

•
Mr. Braham currently serves as a director of NetApp, Viavi Solutions and Sigma Designs. His previous public company board experience includes SMART Modular Technologies, OPTi Inc., 3Dlabs, and eMusic.com.

•
During his career as an investment banker, lawyer, and board member, Mr. Braham was directly involved in negotiating or executing over 100 mergers and acquisitions in the technology industry.  He was also involved in negotiating a wide variety of complex intellectual property licensing and sale transactions that have been important to multiple sectors of the technology industry.

Brad W. Buss
•	Mr. Buss is an operational CFO with vast turnaround experience in the technology space, who formerly served as the CFO of SolarCity and Cypress Semiconductor.
•	Mr. Buss also held prior financial leadership roles with Altera Corporation, Cisco Systems, Veba Electronics, and Wyle Electronics, Inc.
•	Mr. Buss currently serves as a director of Tesla Motors, CaféPress.com, and Advance Auto Parts.
•	Mr. Buss has served on two Audit Committees (both as chair), one Compensation Committee, and two Nomination and Governance Committees.
•	Mr. Buss' extensive background and expertise in finance and operations includes initial public offerings, spinoffs, acquisitions, divestitures, and complex capital markets transactions.

W. Lance Conn
•	Mr. Conn has more than 20 years of leadership experience as an operating executive, investor, and director in the media and technology sectors.
•
Mr. Conn currently serves as a director of Charter Communications, where he is Chairman of the Compensation and Benefits Committee, and previously served on the Strategic Planning Committee and the Corporate Governance Committee.

•
Previously, Mr. Conn served as President of Vulcan Capital, the multi-billion dollar investment vehicle of Microsoft co-founder Paul Allen, where he led the turnaround of its portfolio, including many media and technology assets, and oversaw numerous transactions involving significant tax and structuring expertise.

•	Mr. Conn also formerly served as an EVP of Operational Effectiveness and EVP of Business Affairs & Development at AOL.

Dale L. Fuller
•
Mr. Fuller is a seasoned public company executive and director who has served in a variety of executive roles, including as President, CEO, and CFO of moka5, Inc., as Interim CEO and President of McAfee, Inc., and as CEO and President of Borland Software.

•
Mr. Fuller currently serves as a director and Chairman of the Supervisory Board of AVG Technologies, director of Quantum Corporation, and as Chairman of private Stanford-based technology startup MobiSocial.

•	Mr. Fuller founded the Internet community site WhoWhere, Inc., later acquired by Lycos, Inc.
•	As a start-up company CEO, Mr. Fuller led the expansion of several domain sites, including angelfire.com and Mailcity.com.
•	Mr. Fuller has deep industry experience across the technology landscape, including start-ups and legacy businesses.

Eddy W. Hartenstein
•
Mr. Hartenstein is a seasoned media executive with a wealth of executive experience from his time serving as CEO of the Tribune Company, Chairman and CEO of DIRECTV, and Publisher and CEO of the Los Angeles Times Media Group.

•	Mr. Hartenstein has served as a director of Tribune Publishing Company since August 2014 and was Non-Executive Chairman until January 2016.
•
While he was CEO of the Tribune Company, he oversaw the restructuring of the company through its Chapter 11 bankruptcy protection in December 2008 and subsequent emergence from bankruptcy in December 2012.

•	Mr. Hartenstein served as the publisher and Chief Executive Officer of the Los Angeles Times Media Group from 2008 to 2014.
•
Previously, Mr. Hartenstein presided over the birth and growth of the satellite television industry, expanding Hughes Communications' acquisition and deployment of commercial communications satellites as a Vice President in 1981.

•	Mr. Hartenstein currently serves as a director of SanDisk, Sirius XM Holdings (former Chairman and current Lead Independent Director), Broadcom Ltd., and Rovi Corporation.
•
Mr. Hartenstein brings business leadership and extensive senior management experience, including successful creation and entering of new markets, as well as his considerable public company directorial and governance experience.

Richard (Rick) S. Hill
•
Mr. Hill is a seasoned senior executive and public company board member who has served as Chairman of Tessera Technologies, a technology company that specializes in inventing, productizing, and acquiring intellectual property, since 2013, and who previously served as Tessera's interim CEO.

•
Prior to Tessera, Mr. Hill spent 20 years at Novellus Systems, a semiconductor equipment designer and manufacturer, where he grew revenues from approximately $60 million to approximately $1.7 billion as CEO and eventually sold the company to Lam Research Corporation for more than $3 billion.

•
Mr. Hill currently serves as a director of Arrow Electronics, Cabot Microelectronics Corporation, and Autodesk. He previously served as a director of Planar Systems, Novellus Systems, LSI Corporation, and SemiLEDs.

•	He has served on three Governance Committees (one as Chair), two Compensation Committees (one as Chair), and three Audit Committees throughout his career.
•	In addition to being the CEO of numerous technology companies, Mr. Hill has significant intellectual property experience.

Debra A. Janssen
•	Ms. Janssen has more than 25 years of global leadership experience in a variety of industries, including financial services, payments, technology, retail, media, and non-profits.
•	Ms. Janssen currently serves as COO of Bankers Trust, an independently-owned $4 billion regional bank holding company.
•	Prior to Bankers Trust, Ms. Janssen served as CEO of CDS Global, a division of Hearst Corporation, one of the largest diversified media, information, and services companies.
•	Ms. Janssen joined CDS Global from MasterCard Worldwide, where she was group executive of integrated processing solutions and managing director of Access Prepaid from 2009 to 2012.
•	Ms. Janssen previously served as a director of PLATO Learning and Online Resources Corp.

Jeffrey C. Smith
•	Mr. Smith is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP. Prior to founding Starboard, he was a Partner and Managing Director of Ramius LLC.
•
Mr. Smith currently serves as a director and Chairman of Darden Restaurants, the largest casual dining restaurant operator in the world, and Advance Auto Parts, a leading automotive aftermarket parts provider in North America.

•
Previously, he has served as a director of Office Depot, Quantum Corporation, Regis Corporation, Surmodics, Zoran Corporation, Phoenix Technologies (Chairman), Actel Corporation, S1 Corporation, Kensey Nash Corporation, and The Fresh Juice Company.

•	Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies.

Best Regards,

Jeffrey C. Smith
Managing Member
Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value LP, Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Leaders Foxtrot LLC (“Starboard Foxtrot LLC”), Starboard Leaders Fund LP (“Starboard Leaders Fund”), Starboard Value A LP (“Starboard A LP”), Starboard Value A GP LLC (“Starboard A GP”), Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bridget L. Baker, Tor R. Braham, Brad W. Buss, W. Lance Conn, Dale L. Fuller, Eddy W. Hartenstein, Richard S. Hill, and Debra A. Janssen.

As of the date hereof, Starboard V&O Fund directly owns 9,352,212 shares of Common Stock, $0.001 par value per share, of the Company (the "Common Stock"). As of the date hereof, Starboard S LLC directly owns 1,107,775 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 609,565 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 609,565 shares of Common Stock directly owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 609,565 shares of Common Stock directly owned by Starboard C LP.  As of the date hereof, each of Starboard Foxtrot LLC, Starboard Leaders Fund, Starboard A LP, and Starboard A GP do not beneficially own any shares of Common Stock. As of the date hereof, 1,229,075 shares of Common Stock were held in an account managed by Starboard Value LP (the "Starboard Value LP Account"). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 12,298,627 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 12,298,627 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account.

As of the date hereof, Messrs. Conn and Hartenstein and Ms. Baker and Ms. Janssen do not own any shares of Common Stock. As of the date hereof, Mr. Braham directly owns 12,000 shares of Common Stock. As of the date hereof, Mr. Buss directly owns 6,000 shares of Common Stock. As of the date hereof, Mr. Fuller, by virtue of his position as trustee of the following trusts established for certain of his family members, may be deemed to be the beneficial owner of an aggregate of 700 shares of Common stock, which consists of (i) 350 shares of Common Stock held in the Kirsten M Fuller Trust and (ii) 350 shares of Common Stock held in the Emma K Fuller Trust. As of the date hereof, Mr. Hill directly owns 10,000 shares of Common Stock. In addition, Mr. Hill, by virtue of his position as trustee of the following accounts established for the benefit of certain of his family members,  may be deemed to be the beneficial owner of an aggregate of 129 shares of Common Stock, which consists of (i) 38 shares of Common Stock held in David Residence Trust LCC, (ii) 33 shares of Common Stock held in LBH Trust Parametric LCC, (iii) 29 shares of Common Stock held in R&L Parametric LCC, and (iv) 29 shares of Common Stock held in Anthony Residence Trust LCC.